                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      ATLANTIC SOUTHEAST AIRLINES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]


                       ATLANTIC SOUTHEAST AIRLINES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Atlantic Southeast Airlines, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Atlantic Southeast Airlines, Inc. (the "COMPANY") will be held in Meeting Rooms 117-118 at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Wednesday, May 22, 1996, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

        (1)  To fix the number of Directors of the Company at seven
             (7) and elect seven (7) Directors for the ensuing year; and

        (2) To transact such other business as may properly come before the meeting.

Common Stock holders of record at the close of business on April 5, 1996, will be entitled to notice of and to vote at the meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ John W. Beiser
                                       ----------------------------
                                       John W. Beiser
                                       Secretary




April 15, 1996
Atlanta, Georgia

                      ATLANTIC SOUTHEAST AIRLINES, INC.
                        100 HARTSFIELD CENTRE PARKWAY
                                  SUITE 800
                         ATLANTA, GEORGIA 30354-1356
                               (404) 766-1400

                            ----------------------

                        ANNUAL SHAREHOLDERS' MEETING
                                MAY 22, 1996

                            ----------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Atlantic Southeast Airlines, Inc. (the "COMPANY") to be voted at the Annual Meeting of the Shareholders of the Company to be held on May 22, 1996, and any adjournment or adjournments thereof (the "1996 ANNUAL MEETING"), for the purpose set forth in the accompanying Notice of Annual Meeting of Shareholders. The 1996 Annual Meeting will be held in Meeting Rooms 117-118 at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Wednesday, May 22, 1996, at 11:00 a.m. Eastern Daylight Savings Time. This proxy statement and accompanying form of proxy were first sent or given to Shareholders on or about April 15, 1996. The Company's Annual Report for the year ended December 31, 1995 (the "1995 ANNUAL REPORT"), is being sent, concurrently herewith, to each Shareholder of record.

SOLICITATION OF PROXIES

     Proxies for the 1996 Annual Meeting will be solicited by mail. Proxies may also be solicited by directors, officers and regular employees of the Company personally or by telephone, but such persons will not be specially compensated for such services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Corporate Communications, Inc. will not receive a separate fee for any such solicitations. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of the Company's Common Stock, $.10 par value per share ("COMMON STOCK"). The expense of preparing, assembling, printing, mailing and soliciting proxies will be borne by the Company.

ACTION TO BE TAKEN UNDER THE PROXIES

     When a proxy in the enclosed form is properly executed and timely returned, the shares represented thereby will be voted at the 1996 Annual Meeting in the manner specified therein.

     ELECTION OF DIRECTORS. Unless instructed otherwise in the space provided in the proxy form, all properly executed proxies received by the Company will be voted at the 1996 Annual Meeting "FOR" the fixing of the number of Directors at seven (7) and the election of all the Directors set forth below under the heading "ELECTION OF DIRECTORS" beginning on page 4.

     OTHER MATTERS. The Company's management knows of no matter to be brought before the 1996 Annual Meeting other than those mentioned herein. If, however, any other matters properly come before the meeting, it is intended that the properly executed proxies delivered to the Company will be voted in accordance with the judgment of the person or persons voting such proxies. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be voted on that matter.

     REVOCATION OF PROXIES. Any Shareholder who properly executes and delivers a proxy may revoke it at any time prior to it being exercised. Any proxy given pursuant to this solicitation may be revoked by any Shareholder who attends the 1996 Annual Meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

     The only class of securities entitled to vote at the 1996 Annual Meeting is the Common Stock of the Company. The Board of Directors, pursuant to the Bylaws of the Company, has fixed April 5, 1996, at the close of business, as the record date for the determination of Shareholders entitled to notice of and to vote at the 1996 Annual Meeting or at any adjournment or adjournments thereof. At April 5, 1996, there were 31,308,570 shares of Common Stock of the Company outstanding and entitled to be voted at the 1996 Annual Meeting (excluding any treasury stock).

     Each share of Common Stock is entitled to one vote at the 1996 Annual Meeting. A majority of the outstanding shares of Common Stock represented at the meeting, in person or by proxy, will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining if a quorum is present.

     ELECTION OF DIRECTORS. In connection with the election of Directors at a meeting at which a quorum is present, the persons receiving a plurality of the votes cast by the shares of Common Stock entitled to vote in the election will be elected as Directors. For such purposes, only shares that are voted (votes cast for Directors and votes withheld) will be counted. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     OTHER MATTERS. With respect to all other matters to be voted upon at the 1996 Annual Meeting, if a quorum is present, a proposal will pass if the votes cast favoring the action exceed the votes cast opposing the action. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote because they will merely be treated as not having been voted. At this time the Company's management does not know of any other matters to be presented for action at the 1996 Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the Common Stock owned beneficially as of February 15, 1996, by each Director, by each nominee for election as a Director, by each of the persons named in the "SUMMARY COMPENSATION TABLE" on page 13, by all Executive Officers and Directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock:

                                                Number of Shares                           Percentage of
Name of Beneficial Owner                      Owned Beneficially  (1)                     Common Stock (1)
- -----------------------------------------------------------------------------------------------------------
Delta Air Lines Holdings, Inc. (2)                  7,995,000                                     25.5%
FMR Corporation (3)                                 3,090,000  (3)                                 9.9%
George F. Pickett                                     613,886  (4)(5)                              2.0%
John W. Beiser                                        481,183  (5)(6)                              1.5%
Ronald V. Sapp                                         14,068  (5)                                   *
Julius P. Gwin                                            500                                        *
Jean A. Mori                                              860  (7)                                   *
Parker H. Petit                                             0                                        -
Alan M. Voorhees                                      430,630  (8)                                 1.4%
Ralph W. Voorhees                                      54,774  (9)                                   *
All Executive Officers and Directors as a group
(8 persons)                                         1,595,901  (4)(5)(6)(7)(8)(9)                  5.1%

- -----------
*Less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. As of February 15, 1996, there were 31,323,570 shares of Common Stock outstanding (excluding any treasury stock).

(2) The address of this beneficial owner is Suite 1300, 1105 North Market Street, Wilmington, DE 19801.

(3) The address of this beneficial owner is 82 Devonshire Street, Boston, MA 02109-3614. FMR Corp. advised the Company that shares owned beneficially by it include the following shares of Common Stock: (a) 1,353,200 shares (4.3%) beneficially owned by Fidelity Management and Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp., as a result of FMRC serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and serves as investment adviser to certain other funds which are generally offered to limited groups of investors; (b) 1,493,700 shares (4.8%) beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. ("FMTC"), as a result of FMTC serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and (c) 243,100 shares (less than 1%) beneficially owned by Fidelity International Limited, a wholly owned subsidiary of FMR Corp. ("FIL"), as a result of FIL serving as investment adviser to various non-U.S. investment companies. FMR Corp. advised the Company that FMR Corp. has sole voting power with respect to 888,700 shares (2.8%) and sole dispositive power with respect to 2,846,900 shares (9.1%). FMR Corp. has advised the Company that FIL has sole voting and dispositive power with respect to all the shares it beneficially owns. FMR Corp. also advised the Company that neither Edward C. Johnson 3d, Chairman of FMR Corp., nor FMR Corp., as a parent holding company, has been required to file under Section 16(a) of the Securities and Exchange Act for the period of January 1, 1995 throughout December 31, 1995. Finally, FMR Corp. advised the Company that FMR Corp. has bought and sold shares of Common Stock during the ordinary course of business for investment purposes only.

(4) Includes 118,650 shares (less than 1%) held by the wife of George F. Pickett, with respect to which Mr. Pickett disclaims any beneficial ownership interest.

(5) Includes shares that the individual named on the table has the right to acquire, on or before April 16, 1996, through the exercise of stock appreciation rights ("SARS") granted under the Company's 1990 Stock Appreciation Rights Plan (see "EXECUTIVE COMPENSATION -- COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- STOCK APPRECIATION RIGHTS" beginning on page 7) as follows: George F. Picket-13,949 shares; John W. Beiser-10,786 shares; Ronald V. Sapp-4,179 shares; and all Executive Officers and Directors as a group (8 persons)-28,914 shares. For purposes of calculating the number of shares that would be acquired if the individual named in the table exercised all of the SARs that could be exercised on or before April 16, 1996, the closing price per share for the Common Stock of $23.25 on February 15, 1996, is assumed to be the closing price on the exercise date of all such SARs, whether or not all such SARs were exercisable on that date. However, some of these SARs could not be exercised because the grant price of $36.75 is greater than the assumed exercise price and, accordingly, no appreciation would be realized. See the notes (6), (9) and (12) to the table entitled "AGGREGATED SAR EXERCISES IN THE 1995 FISCAL YEAR AND FISCAL YEAR-END SAR VALUES" on page 16.

(6) Includes 200,000 shares (less than 1%) held by the wife of John W. Beiser, with respect to which Mr. Beiser disclaims any beneficial ownership interest.

(7) Includes 130 shares (less than 1%) held by the wife of Jean A. Mori, with respect to which Mr. Mori disclaims any beneficial ownership interest.

(8) Includes 405,630 shares (1.3%) held by irrevocable trusts created for the benefit of the adult children of Alan M. Voorhees, with respect to which Mr. Alan Voorhees disclaims any beneficial ownership interest.

(9) Includes 29,200 shares (less than 1%) held by the wife of Ralph W. Voorhees, with respect to which Mr. Ralph Voorhees disclaims any beneficial ownership interest.

                            ELECTION OF DIRECTORS

     The entire Board of Directors of the Company will be elected for a term of one year and until their successors are elected and qualified or until their earlier resignation or removal. The Company's Bylaws provide that there shall be not less than three (3), nor more than nine (9) Directors and that the exact number may be fixed from time to time by the Shareholders. The Board of Directors recommends that the Shareholders fix the number of directors at seven
(7) members for the ensuing year. It is the intention of the persons named in the accompanying proxy to vote for setting the number of Directors at seven (7) and for electing the nominees identified below as a Director. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named; provided, however, the proxies will not be voted for a greater or lesser number of nominees than seven (7), unless the Shareholders vote to set the number of Directors at a number other than seven (7). All of the nominees are currently Directors.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following information is furnished with respect to each Director and for each Executive Officer of the Company:

                                                                       Executive
Executive Officers and Directors                Age  Director Since  Officer Since
- --------------------------------                ---  --------------  -------------
George F. Pickett, Director and Executive
  Officer                                       55        1979           1979
John W. Beiser, Director and Executive Officer  55        1982           1979
Ronald V. Sapp, Executive Officer               51         --            1985
Julius P. Gwin, Director                        57        1987            --
Jean A. Mori, Director                          59        1994            --
Parker H. Petit, Director                       56        1982            --
Alan M. Voorhees, Director                      73        1979            --
Ralph W. Voorhees, Director                     69        1979            --

     Julius P. Gwin has been designated as a nominee to the Board of Directors of the Company by Delta Air Lines, Inc. ("DELTA") pursuant to the terms of a Stock Purchase Agreement dated May 28, 1986 (the "STOCK PURCHASE AGREEMENT"). Under the terms of the Stock Purchase Agreement, Delta will continue to have the right to nominate up to two Directors to the Company's Board of Directors so long as Delta continues to own (directly or indirectly) at least 10% of the outstanding Common Stock of the Company. Russell H. Heil served as a member of the Board of Directors from 1993 through October 31, 1995, as a nominee of Delta. Delta has not nominated a replacement for Mr. Heil. As of February 15, 1996, Delta (through a wholly owned subsidiary) owned approximately 25.5% of the outstanding Common Stock of the Company. See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF -- SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS" on page 2.

     John W. Beiser is the brother-in-law of Ralph W. Voorhees who is the brother of Alan M. Voorhees. There are no other family relationships among any of the Executive Officers and Directors listed above.

     George F. Pickett was elected Chairman of the Board and Chief Executive Officer in February 1994. He had been President, Chief Executive Officer and a Director of the Company since its inception.

     John W. Beiser was elected President in February 1994. He had been Vice President and Secretary of the Company since its inception. In 1985, Mr. Beiser was designated Senior Vice President-Sales and Services of the Company.

     Ronald V. Sapp has been Vice President-Finance and Treasurer (Chief Financial Officer) of the Company since 1985. From 1983 to 1985, Mr. Sapp served as Vice President-Finance and Treasurer of Air Atlanta, Inc., a scheduled passenger airline. From 1979 to 1983, Mr. Sapp served as Vice President and Controller of Air California, Inc., a scheduled passenger airline.

     Julius P. Gwin is the Vice President-Corporate Planning for Delta. In such position, Mr. Gwin is responsible for coordinating Delta's strategic and operational planning activities. Mr. Gwin has been employed by Delta since 1967.

     Since it was founded in 1971, Jean A. Mori has been Chairman of the Board and President of Mori Luggage & Gifts, Inc., a retail chain of 26 stores throughout the Southeast specializing in luggage, business cases, leather goods and gifts. Mr. Mori served as the President of the National Luggage Dealers Association from 1986 to 1988 and has served on its Board of Directors since 1980.

     Parker H. Petit has been Chairman of the Board and Chief Executive Officer of Healthdyne, Inc., a diversified health care technology and services company, since he participated in its founding in 1970. Mr. Petit has also served as a director of Healthdyne Technologies since May 1995, Healthdyne Information Enterprises since November 1995 and Martria Healthcare since March 1996.

     Alan M. Voorhees was Chairman of the Board of the Company from 1979 until February 1994. Mr. Voorhees is Chairman of the Board of Summit Enterprises, Inc. of Virginia, an investment management firm organized by Mr. Voorhees in 1979. Mr. Voorhees has served as a director of Micros Systems, Inc., an electronic cash register manufacturer for the hospitality industry, since 1982.

     Ralph W. Voorhees has been Senior Vice President-Investments with PaineWebber Incorporated, an investment banking firm, since 1973.

IDENTIFICATION OF OTHER SIGNIFICANT EMPLOYEES

     The following information is furnished with respect to other significant employees of the Company:


Other Significant Employees               Age  Employee Since
- ---------------------------               ---  --------------
R. Mark Bole (Asst. Vice President)       37        1996
William H. Hinson (Vice President)        50        1987
Tilden M. Shanahan (Vice President)       63        1985
Renee  H. Skinner (Asst. Vice President)  39        1986
Samuel J. Watts (Vice President)          48        1983

     R. Mark Bole has served as Assistant Vice President-Assistant Treasurer since February 1996. Mr. Bole served as a Vice President of Wachovia Bank of Georgia, N.A., from May 1991 until February 1996.

     William H. Hinson has served as Vice President-Technical Services since 1992. Mr. Hinson served as Director of Maintenance from 1987 until 1992.

     Tilden M. Shanahan has been Vice President-Flight Operations of the Company since 1985. From 1984 to 1985, Mr. Shanahan served as Vice President of Flight Operations for Jet Express, Inc., a charter airline. From 1960 to 1984, Mr. Shanahan served as a pilot, check pilot and Vice President of Flying for Republic Airlines, Inc., a major airline.

     Renee H. Skinner has served as Assistant Vice President-Controller since 1994. Ms. Skinner served as Manager of Accounting from 1986 through 1994.

     Samuel J. Watts has been employed by the Company in customer service positions since 1983. In 1985, Mr. Watts was elected Vice President-Customer Services of the Company. In 1994, he was elected Vice President-Sales and Customer Services. Mr. Watts was employed by Southeastern Airlines, a regional airline, from 1982 to 1983 as its Vice President-Marketing. From 1972 to 1982, Mr. Watts worked for Eastern Airlines, Inc., a major airline, in various line and staff positions. Mr. Watts' last position at Eastern was as Manager of Interline Sales.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has two standing committees: an Audit Committee and a Compensation Committee. The Company does not have a separate nominating committee.

     The Audit Committee consists of Julius P. Gwin, Jean A. Mori and Parker
H. Petit. The Audit Committee met one time during the 1995 fiscal year. The Audit Committee is empowered to: (i) recommend the appointment or removal of the Company's independent auditors; (ii) review and recommend approval of the scope and results of the independent audit of the Company; (iii) review audit fees; and (iv) review changes in accounting policies that have a significant effect on the Company's financial reports.

     The Compensation Committee consists of Alan M. Voorhees, and Ralph W. Voorhees. Russell H. Heil was a member of the Compensation Committee during 1995 prior to his resignation as a Director. The Compensation Committee formally met one time during the 1995 fiscal year. The Compensation Committee is empowered as described below under the caption "EXECUTIVE COMPENSATION -- COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" beginning on page 7.

COMPENSATION COMMITTEE INTERLOCKS AND ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION DECISIONS

     The members of the Compensation Committee during fiscal 1995 are identified in the immediately preceding paragraph. No member of the Compensation Committee was also an officer or employee of the Company during fiscal 1995. While Messrs. Ralph Voorhees and Alan Voorhees do not have an employment relationship with the Company, they do have certain other relationships with the Company which are described below.

     The Company leases reservations equipment and certain terminal facilities from Delta and Delta provides certain services to the Company, including reservations and ground handling services at certain stations. Expenses paid under these agreements during the 1995 fiscal year were approximately $9,642,000. In addition, at December 31, 1995, Delta owed the Company approximately $129,000 for traffic and other receivables generated in the ordinary course of the Company's business and the Company owed Delta approximately $2,275,000 for various services performed by Delta, as described above. Julius P. Gwin, a Director of the Company and a member of its Audit Committee, is the Vice President-Corporate Planning for Delta. Mr. Gwin serves on the Board as a designated nominee of Delta. Russell H. Heil, Senior Vice President-Technical Operations for Delta, served as a Director of the Company and a member of the Compensation Committee during 1995 prior to his resignation as a Director of the Company. See "IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS" beginning on page 4.

     Mitchell Hutchins, a subsidiary of PaineWebber Incorporated, ("PAINEWEBBER") manages cash and short-term investments for ASA Investments, Inc., the Company's wholly owned subsidiary. Ralph W. Voorhees, a Director of the Company and a member of its Compensation Committee, is a Senior Vice President-Investments for PaineWebber. Mitchell Hutchins' compensation for such services is based on the amount of assets invested on behalf of ASA Investments, Inc. With respect to services rendered during fiscal 1995, the Company incurred accrued fees payable to Mitchell Hutchins of approximately $142,000.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met six times during the Company's 1995 fiscal year. Each incumbent Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors during the period he served as a Director, and (2) the total number of meetings held by all committees of the Board, (i.e., the Audit Committee and the Compensation Committee) on which he served during the periods he served as a member thereof.

                             EXECUTIVE COMPENSATION

GENERAL

     In order to generally improve shareholders' understanding of all forms of compensation paid to senior executives, the criteria used to reach such compensation decisions, and any relationship between executive compensation and corporate performance, the Securities and Exchange Commission (the "SEC") adopted rules regarding the form and substance of the textural and tabular disclosure of executive compensation by publicly-held corporations to their shareholders. The Company hopes that the disclosure provides its shareholders with an understanding of the Company's executive compensation structure and insight into the policies that shaped it.

     The Compensation Committee of the Company's Board of Directors regularly reviews and approves decisions with respect to compensation of the Company's executive employees. The Board of Directors provided that up to three of its independent, non-employee members should serve on the Compensation Committee and empowered the committee to:

     - approve compensation levels and increases for: (a) each Executive Officer who also serves as a member of the Board of Directors, and (b) any officer or employee of the Company whose annual base salary is in excess of $90,000;

     - approve all incentive payments to Executive Officers and other employees in excess of $5,000, paid in cash or property in any calendar year; and

     - undertake administration, upon specific direction of the Board of Directors, of employee benefit plans.

     The full Board of Directors generally does not review the Compensation Committee's decisions relating to executive compensation, except in the event that such decisions require the adoption of documents relating to employee benefit plans or programs or the delegation to the Compensation Committee of administrative responsibilities with respect to such plans or programs. Decisions about grants or awards under the Company's stock-based employee benefit plans are made solely by the Compensation Committee where Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") requires that such grants or awards be made by a "disinterested" committee.

     The SEC's rules addressing disclosure of executive compensation in proxy statements generally, require the Compensation Committee to include in this Proxy Statement a report from the Compensation Committee addressing, with respect to the most recently completed fiscal year, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, George F. Pickett, and (c) any relationship between such compensation and the Company's performance.

     Accordingly, set forth below, for inclusion in this Proxy Statement, is the report submitted by Messrs. Alan M. Voorhees and Ralph W. Voorhees in their capacity as the Company's Compensation Committee:

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation Policies

     The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executive employees who the Compensation Committee and senior management believe are important to the Company's long-term financial performance. The Company seeks to accomplish this goal by providing a compensation program that, in the judgment of the Compensation Committee and senior management:

     - is competitive with compensation programs offered by the Company's primary competitors and by other comparably capitalized companies;

     - integrates certain compensation elements with individual contributions to the Company's accomplishment of certain corporate and operational goals; and

     - links certain compensation elements with an opportunity to own Common Stock so that its executive employees will have a personal interest in the enhancement of share performance and, as a result, have common interests with the Company's shareholders.

     The Compensation Committee believes that each of these factors is integrally important to the long-term financial performance of the Company. In designing and implementing the individual components of the Company's executive compensation program, the Company seeks a balance among these factors that will vary depending on the level of policy making and operational responsibility of the executive employee. The Compensation Committee and senior management annually review the structure of the Company's executive compensation program to ensure that these goals are being accomplished. The Compensation Committee periodically reevaluates whether the Company offers a competitive compensation program. This comparative analysis typically involves a review of compensation programs offered by the Company's primary competitors and by other comparably capitalized companies, to the extent such information is readily available to the Compensation Committee. The Compensation Committee often includes in such a review the compensation programs of comparably capitalized companies in the airline industry such as the companies included in the Media General Airline Index which is used as an index in the comparative analysis of the Company's cumulative shareholder return under the caption "EXECUTIVE COMPENSATION -- FIVE-YEAR SHAREHOLDER RETURN COMPARISON" beginning on page 18.

     The components of the Company's executive compensation program consist of salary, cash incentive bonus awards, a retirement program consisting of an investment savings plan, deferred compensation plans and a supplemental executive retirement plan, and long-term incentive bonus arrangements in the form of SARs. The current structure of the executive compensation program for the Company's senior executives, Messrs. Pickett and Beiser (the "SENIOR EXECUTIVE OFFICERS"), and certain aspects of the compensation program for the other Executive Officers and key executive employees was approved by the Compensation Committee and ratified by the Board of Directors in 1990, except for the Company's Supplemental Executive Retirement Plan, which was adopted in
1995.   The Company's cash incentive bonus awards for the Senior Executive
Officers and the SAR Plan are designed to link compensation to various performance factors. Accordingly, the Committee seeks to grant a material portion of the total compensation package for the Senior Executive Officers through performance driven incentives. The same basic approach is taken with respect to determining compensation levels for the other executive employees.

     The Company's Executive Officers may participate in the Company's Investment Savings Plan on the same basic terms as non-executive employees, subject to certain legal limitations on contributions or benefits to highly compensated employees. The Company's Executive Deferred Compensation Plan was established to provide tax deferred contributions by the Company that exceed the contribution levels permitted under the Investment Savings Plan for highly compensated employees. The Company's Supplemental Executive Retirement Plan is intended to provide individually tailored supplemental retirement income for certain key executive employees of the Company selected by the Compensation Committee. The only participants in the Supplemental Executive Retirement
Plan to date are the Senior Executive Officers whose benefits under the Supplemental Executive Retirement Plan were designed to provide them with a fixed minimum level of income after retirement. In order to provide an incentive to the Senior Executive Officers to remain with the Company at least until age 65, benefits under the Supplemental Executive Retirement Plan will increase for every additional year, up to a maximum of ten years, that the Senior Executive Officer remains with the Company past age 55.

     On December 15, 1993, the Internal Revenue Service and Department of Treasury issued proposed regulations regarding compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), which disallows a public company's deduction for compensation in excess of $1 million for certain executive officers. The Compensation Committee has determined that, while the $1 million compensation deduction cap would be applicable to the Executive Officers listed in the "SUMMARY COMPENSATION TABLE" on page 13, their compensation levels are substantially below the cap. Nevertheless, the Compensation Committee intends to take Section 162(m) of the Code into consideration when determining compensation levels and to consider appropriate steps to mitigate any adverse impact this limitation on the deductibility of executive compensation may have on executive compensation levels and on the Company.

     Salaries and Cash Incentive Bonus Awards

     The Compensation Committee establishes the salaries and bonus awards for the Senior Executive Officers and approves the salaries and bonus awards for the other key executive employees, which are presented to the Committee by the Senior Executive Officers. In both cases, salary and bonus award levels are established and adjusted annually based on factors such as: compensation programs offered by the Company's primary competitors and by other comparably capitalized companies, annual inflation rates, overall financial performance of the Company and individual performance of the executives. The Company's annual bonus awards to its Executive Officers and other key executive employees, some of which are reflected in the "SUMMARY COMPENSATION TABLE" on page 13 below, are based on various subjective and objective performance criteria. The Compensation Committee has established no specific mechanism by which these specific subjective and objective factors are considered together for purposes of establishing salaries and bonus awards, but rather considers all of such factors in making a final determination of salary and bonus award levels.

     THE CHIEF EXECUTIVE OFFICER'S SALARY. Using the criteria discussed above, at the beginning of fiscal 1995, the Compensation Committee set Mr. Pickett's salary at $262,500, an increase of 4.5% from fiscal 1994, and set his annual bonus award maximum at 50% of his base salary during the prior year. Increases in Mr. Pickett's base salary have an impact on the amount of his annual bonus and the size of his award under the SAR Plan.

     SENIOR EXECUTIVE OFFICER BONUS AWARDS. At the beginning of each fiscal year, the Compensation Committee establishes individual maximum cash bonus award levels for its Senior Executive Officers. These award levels are then evaluated after the end of the fiscal year to determine what percentage of the bonus award each Senior Executive Officer has earned based on the Company achieving certain performance criteria. The bonus award is tied to the Compensation Committee's subjective determination of the achievement by the Company of certain objectives that are established annually. The factors evaluated in fiscal 1995 included the Company maintaining or improving certain specific performance criteria, including cost control and customer service, development of forecasting techniques and long-term strategies for the Company, and development of the Company's senior management structure and succession plan. At the end of fiscal 1995, the Compensation Committee subjectively determined, in view of the performance achieved, that the Senior Executive Officers each earned 35% of their base salary during the prior year rather than the maximum possible bonus.

     OTHER EXECUTIVE OFFICER AND KEY EXECUTIVE EMPLOYEE SALARY AND BONUS AWARDS. After the end of each fiscal year the Compensation Committee, in consultation with the Senior Executive Officers, approves the amount of the cash bonus awards for the other Executive Officers and key executive employees for the fiscal year just ended. While the criteria for such bonus awards are not always as specific as those for the Senior Executive Officers, the same basic analysis is applied by the Senior Executive Officers in determining the amount of the awards for the other Executive Officers and key executive employees that are recommended to the Compensation Committee for approval.

     Long Term Incentive Plans - Stock Appreciation Rights

     The Company's 1990 Stock Appreciation Rights Plan (the "SAR PLAN") provides the Company's Executive Officers and certain other key executive employees with the opportunity to benefit from enhanced share performance. The SAR Plan was approved by the Compensation Committee, adopted by the Board of Directors and ratified by the shareholders of the Company during fiscal 1990.

     The SAR Plan is administered by the Compensation Committee, which, in accordance with the SAR Plan, has the authority to determine the persons who, in their judgment, are key executive employees of the Company and are entitled to receive SARs, the number of SARs to be granted to each, the grant price of each SAR unit, the term within which the SARs may be exercised, and what portion of the value of the SARs will be paid in Common Stock and what portion will be paid in cash.

     The grant price of the SARs is set by the Compensation Committee at the closing price of the Common Stock on the NASDAQ National Market System (the "MARKET VALUE") at the close of business on the last trading date prior to the grant date.

     The SAR Plan provides for the issuance of up to 900,000 shares of Common Stock in connection with the exercise of SARs. As of December 31, 1995, 472,997 shares of Common Stock had been issued under the SAR Plan and 790,400 SARs were outstanding under the SAR Plan. Assuming that all exercisable outstanding SARs were exercised on December 31, 1995, 2,617 additional shares of Common Stock would be issued and 424,386 shares of Common Stock would be available for subsequent issuance under the SAR Plan (taking into account stock splits on November 26, 1991 and February 18, 1993).

     The long-term incentive compensation sought to be awarded by the grant of SARs is tied directly to the market performance of the Common Stock. The SAR award is determined by the grant of a certain number of SARs which, if the Common Stock actually appreciates in accordance with a current market indicator, would result upon exercise of the SARs one year from the date of grant in compensation approximately equal to a certain percentage of the executive employee's base salary (50% for Senior Executive Officers and 35% for other executive employees). These factors used to determine the amount of the SAR awards were applied when the SAR Plan was initially implemented and have been applied by the Compensation Committee since that time.

     The value of each SAR award at the time of exercise is equal to (a) the market value of one share of Common Stock at the close of business on the last trading date prior to the date of exercise, less (b) the grant price of the SAR. To accomplish the Compensation Committee's intent to tie a SAR Plan participant's awards to long term share performance, the SARs granted through December 31, 1995 provide that upon the exercise of SARs, the participant will receive 60% of the value of the SARs in Common Stock and the balance in cash.

     The SARs granted by the Compensation Committee through December 31, 1994, were all exercisable generally during the period beginning six months after the grant date and ending five years after the grant date (the longest possible term). SARs granted in February 1995 vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date and are all exercisable generally during the period beginning on the vesting date and ending five years after the grant date. All exercisable SARs granted to date may be exercised (a) in the event of the termination of the participant's employment (other than upon death), during a period ending at the earlier to occur of the end of four months after the participant's termination date or the fifth anniversary of the grant date of the SARs, or (b) in the event of the participant's death while employed by the Company, during a period ending on the earlier to occur of the first anniversary of the date of the participant's death or the fifth anniversary of the grant date of the SARs. SARs become void by their terms if they are not exercised during the applicable period after termination of employment or death either because the holder of the SARs elected not to exercise or because the SARs were not exercisable during the period. The SARs will be automatically exercised on the fifth anniversary of the grant date, if they are not previously exercised or terminated in the event of the employee's death or termination of employment. The SARs granted to date also can be exercised only during the "window period" beginning on the third business day after the Company's release of its quarterly and annual earnings and ending on the twelfth business day after the earnings release.

     The Company receives no cash consideration upon the grant or exercise of any SARs. SARs are not transferable by the holder, other than by will or by the applicable laws of descent and distribution.

     Deferred Compensation Plans

     In order to provide compensation plans pursuant to which its Executive Officers, certain key executive employees and other employees may defer income for savings and retirement purposes, during fiscal 1995, the Company had in effect an Investment Savings Plan (the "INVESTMENT SAVINGS PLAN") and an Executive Deferred Compensation Plan (the "EXECUTIVE DEFERRED COMPENSATION PLAN").

     INVESTMENT SAVINGS PLAN. The Company's Investment Savings Plan (formerly called the Thrift Plan), adopted in 1984, is intended to qualify under Code
Section 401(k). Any employee who has completed one year of employment with the Company is generally eligible to participate in the Investment Savings Plan. The Company's executive employees are permitted to participate in the Investment Savings Plan on the same basic terms as non-executive employees, subject to certain legal limitations on contributions or benefits to highly compensated employees.

     Employees participating in the Investment Savings Plan may contribute 1% or more (in increments of 1%) of their compensation by way of salary reductions not to exceed a maximum amount that varies annually in accordance with the Code ($9,240 in 1995 and $9,500 in 1996). The Company expects to contribute annually, from its earnings, matching contributions of $.20 to $.50 (depending on the number of years of his or her participation) to the participant's account for every $1.00 of salary reduction by that participant, provided that the Company will not make any matching contribution for salary reductions in excess of 6% of a participant's compensation. Contributions to the accounts of the persons listed in the "SUMMARY COMPENSATION TABLE" on page 13 are included in the column headed "All Other Compensation." Participants' interests in the matching contributions allocated to their accounts vest over a period of seven years.

     The Company has made available to Investment Savings Plan participants the ability to invest the participants' accounts in the Common Stock fund of the Investment Savings Plan, thus giving them an opportunity to benefit from any enhancement in the performance of the Common Stock.

     A participant's account is normally distributed when he or she retires, dies or becomes disabled or otherwise terminates employment with the Company. Benefits will be paid, at the participant's election, in a lump sum or in not more than 10 annual installments. Distributions may be made, at the participant's request, in Common Stock to the extent that his or her account was invested in the Common Stock fund.

     Participants may borrow limited amounts from certain accounts under the Investment Savings Plan for any reason. A participant may have only one outstanding loan at any time and such loan must be repaid within five years. All plan loans carry a fixed rate of interest based on the prevailing commercial interest rate, as determined from time to time by the plan's administrative committee. All loans are repaid through automatic payroll deduction. A participant who has an outstanding loan may also withdraw his or her salary reductions in the event of a hardship (as defined in the Investment Savings Plan).

     EXECUTIVE DEFERRED COMPENSATION PLAN. The Executive Deferred Compensation Plan, adopted in 1990, is a non-qualified plan that is intended to provide supplemental retirement income for certain key executive employees of the Company selected by the Compensation Committee. The Executive Deferred Compensation Plan provides tax deferred contributions by the Company that exceed the contribution levels permitted under the Investment Savings Plan due to limits established in accordance with the Code with respect to highly compensated employees. The Executive Deferred Compensation Plan is intended to be an unfunded deferred compensation plan so that benefits thereunder will be tax deferred. As a result, amounts deferred thereunder represent unsecured liabilities of the Company subject to the claims of the Company's creditors.

     Under the Executive Deferred Compensation Plan, each year there is allocated to each participant's account a specified percentage of his or her base salary for the year (15% for the Senior Executive Officers or 10% for other key executive employee participants). Contributions to the accounts of the persons listed in the "SUMMARY COMPENSATION TABLE" on page 13 are included in the column headed "All Other Compensation."

     The amount of a participant's benefit from the Executive Deferred Compensation Plan will be equal to the participant's vested interest in the accrued benefit percentage of the contributions and earnings allocated to his or her account.

A participant's vested interest accrues 25% after the expiration of five years of service with the Company, 5% per year for years six through ten, and 10% per year for years eleven through fifteen. A participant's accrued benefit percentage is equal to his or her years of service divided by the number of years of service with the Company the participant would have had on his or her normal retirement date under the plan (which date is the later of the participant's 65th birthday or the completion of 15 years of service). The accrued benefit percentage becomes 100% if the participant dies, becomes disabled or if the participant's employment is terminated after a change in control (as defined in the plan) with respect to the Company. Certain participants who are senior executive officers and who are designated by the Compensation Committee will always have a 100% accrued benefit percentage.

     If a participant otherwise terminates his or her employment, he or she will not receive benefits under the Plan until the participant reaches age 55. Benefits will be paid in a lump sum if less than $10,000 or, at the participant's election, in the form of an annuity or in installments over not less than 20 years. A participant's benefits are normally distributed as a result of retirement, death, disability, a change in control or other termination of employment.

Supplemental Executive Retirement Plan

     The Supplemental Executive Retirement Plan (the "SERP"), adopted in 1995, is a non-qualified plan that is intended to provide individually tailored supplemental retirement income for those key executive employees of the Company selected by the Compensation Committee ("SERP PARTICIPANTS"). Under the SERP, the amount of the retirement income for each SERP participant is established by the Compensation Committee and, therefore, the retirement income provided by the SERP may vary for each SERP participant. The SERP is unfunded. Accordingly, benefits thereunder will be taxable to the SERP participant upon their receipt and the Company will be entitled to an offsetting deduction for such expense during the period in which the benefit was received. Because the SERP is unfunded, the benefits provided by the SERP represent unsecured liabilities of the Company subject to the claims of the Company's creditors.

     Currently, the Senior Executive Officers are the only SERP participants. The benefits for the Senior Executive Officers were designed to provide them with a fixed minimum level of income after retirement which increases over a 10-year period to provide an incentive to remain with the Company at least until age 65. Under the SERP, after reaching age 55 and after retiring or terminating employment with the Company, the Senior Executive Officers will be entitled to annual benefits, paid on a monthly basis, of $150,000 offset by (i) 50% of the Senior Executive Officer's annual Social Security benefits projected as of the last day of the calendar month of the Senior Executive Officer's actual date of retirement or termination of employment; (ii) the actuarial equivalent, expressed as an annual benefit for the life of the Senior Executive Officer, of 100% of the vested amount in the Senior Executive Officer's Employer Matching Account under the Investment Savings Plan as of the last day of the calendar month containing the Senior Executive Officer's actual date of retirement or termination; and (iii) the actuarial equivalent, expressed as an annual benefit for the life of the Senior Executive Officer, of 100% of the Senior Executive Officer's vested benefits under the Executive Deferred Compensation Plan as of the last day of the calendar month containing the Senior Executive Officer's actual date of retirement or termination of employment. For each year that the Senior Executive Officer remains with the Company after reaching age 55 and until the attainment of age 65, the base amount of his benefits under the SERP is increased by an additional 6%. As of the date of this Proxy Statement, the benefits payable to each of the Senior Executive Officers would be $150,000 annually reduced by the applicable amounts of their benefits under the Investment Savings Plan, Executive
Deferred Compensation Plan and Social Security.


SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS:

Alan M. Voorhees       Ralph W. Voorhees

EXECUTIVE COMPENSATION SUMMARY

     The following table summarizes the compensation paid by the Company to:
(a) the Company's Chief Executive Officer and (b) to all of the Company's Executive Officers (other than the CEO) whose total annual salary and bonus for the 1995 fiscal year equaled or exceeded $100,000 and who were serving as Executive Officers during or at the end of the 1995 fiscal year. The table reflects all compensation received by each such Executive Officer for services rendered in all capacities to the Company and its subsidiary that was paid or accrued during the Company's 1995, 1994, and 1993 fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                              Long Term
                                                             Compensation
                                                             ------------
                                      Annual Compensation       Awards
                                     ----------------------   ----------
                                                              Securities
                                                              Underlying      All Other
                             Fiscal    Salary      Bonus       SARs (1)     Compensation
Name and Principal Position   Year      ($)         ($)          (#)             ($)
- ----------------------------------------------------------------------------------------
George F. Pickett             1995     $262,500    $ 91,875      130,300       $42,375(2)
  Chairman of the Board and
  Chief Executive Officer     1994      251,200     125,600       78,600        42,303

                              1993      240,420     120,210      136,600        40,560
- ---------------------------------------------------------------------------------------
John W. Beiser                1995      268,646      89,710      127,200        41,448(3)
  President and Secretary
                              1994      245,280     122,600       76,800        41,412

                              1993      234,720     117,360      133,400        39,705
- ----------------------------------------------------------------------------------------
Ronald V. Sapp                1995      111,720      35,000       38,800        14,172(4)
  Vice President-Finance
  and Treasurer               1994      106,920      35,000       23,400        14,004

                              1993      102,300      32,000       40,600        14,727

(1) All of the data in this column has been adjusted for the 2-for-1 stock split that occurred on February 18, 1993. The data reflected in this column indicates the number of shares of Common Stock underlying the SARs, which is equal to the actual number of SARs because the SARs are valued on a one-to-one basis.

(2) Consisting of $39,375 of contributions by the Company to its Executive Deferred Compensation Plan and $3,000 of contributions by the Company to its Investment Savings Plan.

(3) Consisting of $38,448 of contributions by the Company to its Executive Deferred Compensation Plan and $3,000 of contributions by the Company to its Investment Savings Plan.

(4) Consisting of $11,172 of contributions by the Company to its Executive Deferred Compensation Plan and $3,000 of contributions by the Company to its Investment Savings Plan.

     The following table sets forth with respect to each of the Executive Officers named in the "SUMMARY COMPENSATION TABLE" on page 13: (a) the number of shares of Common Stock and any other securities underlying all individual grants of SARs made by the Company during the 1995 fiscal year, (b) the ratio that the number of SARs granted to each individual bears to the total number of SARs granted to all employees of the Company during the 1995 fiscal year, (c) the per-share base price of such SARs (being equal to the closing price of the Company's Common Stock on the last trading date preceding the grant date), (d) the expiration date of such SARs, and (e) the estimated potential realizable value of each grant of SARs assuming that each SAR is exercised on its expiration date and that the market price per share of the underlying Common Stock appreciates in value from the base price on the date of the grant to the expiration date of the SAR at assumed annualized rates of appreciation (compounded annually over the term) of 5% and 10%, respectively. No grants of stock options, separately or in tandem with SARs, were made by the Company in fiscal 1995.

                       SAR GRANTS IN THE 1995 FISCAL YEAR



                                                                                           Potential Realizable Value
                                                                                           at Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                                             Individual Grants                                  for SAR Term (1)
                           ------------------------------------------------------     ---------------------------------
                             Number of        Percent
                             Securities       of Total
                             Underlying         SARs                                     Five                 Ten
                                SARs         Granted to                                 Percent             Percent
                           Granted (2)(3)    Employees     Base Price  Expiration        (5%)                (10%)
Name                            (#)        in Fiscal Year    ($/Sh)       Date            ($)                 ($)
- -----------------------------------------------------------------------------------------------------------------------
George F. Pickett
  Chairman of the Board and
  Chief Executive Officer     130,300          31.7%        $17.125     2/2/2000     $616,970  (3)      $1,362,287  (3)
- -----------------------------------------------------------------------------------------------------------------------
John W. Beiser
  President and Secretary     127,200          30.9%         17.125     2/2/2000      602,292  (4)       1,329,876  (4)
- -----------------------------------------------------------------------------------------------------------------------
Ronald V. Sapp
  Vice President-Finance
  and Treasurer                38,800           9.4%         17.125     2/2/2000      183,718  (5)         405,654  (5)

(1) The potential realizable value equals the assumed appreciated market price per share ($21.86 at 5%; $27.58 at 10%) less the $17.125 per share base price which is then multiplied by the number of shares of Common Stock underlying the SARs. The 5% and 10% assumed rates of appreciation are specified by SEC regulations which illustrate that the potential realized value of the SARs granted is entirely dependent on appreciation in the market price of the Common Stock. The 5% and 10% rates are included for illustration only but not as a prediction of market appreciation. The actual value realized will depend on the actual market price on the exercise date of each SAR. If the per share price does not increase, the Executive Officers will realize no gain because the grant price is based on the then current market price. If all of the holders of the 33,043,307 shares of Common Stock outstanding (excluding any treasury stock) as of February 2, 1995 (the grant date of the SARs), realized the same appreciation in the value of their shares over the five-year term of the SARs, the aggregate increase in value of the outstanding shares would be approximately $156,460,059 ($4.735 per share at 5%) and approximately $345,467,775 ($10.455 per share at 10%).

(2) The data in this column reflects the number of SAR units, each of which is valued based on the appreciation of a single share of Common Stock; however the reported number bears no relationship to the number of shares of Common Stock that the executive will receive upon exercise of the SARs, which cannot be calculated until the exercise date. All of the reported SARs were granted on February 2, 1995. These SARs vest 50% on February
     2, 1996, and 50% on February 2, 1997. All of the SARs are exercisable during the period from the vesting date through February 2, 2000, and may be exercised only during a "window period" beginning on the third business day after the Company's release of its quarterly and annual earnings and ending on the twelfth business day after the earnings release. The value of each SAR unit at the time of exercise is equal to the market value of one share of Common Stock at the close of business on the last trading date prior to the date of exercise, less the base price of the SAR unit. Upon the exercise of a SAR unit, the named individual will receive 60% of the value in Common Stock (no fractional shares) and 40% in cash.

(3) Five percent (5%) appreciation (compounded annually) to approximately $21.86 would result in an award of approximately 16,934 shares of Common Stock and approximately $246,793 cash; and ten percent (10%) appreciation (compounded annually) to approximately $27.58 would result in an award of approximately 29,636 shares of Common Stock and approximately $544,926 cash.

(4) Five percent (5%) appreciation (compounded annually) to approximately $21.86 would result in an award of approximately 16,531 shares of Common Stock and approximately $240,924 cash; and ten percent (10%) appreciation (compounded annually) to approximately $27.58 would result in an award of approximately 28,931 shares of Common Stock and approximately $531,959 cash.

(5) Five percent (5%) appreciation (compounded annually) to approximately $21.86 would result in an award of approximately 5,042 shares of Common Stock and approximately $73,500 cash; and ten percent (10%) appreciation (compounded annually) to approximately $27.58 would result in an award of approximately 8,824 shares of Common Stock and approximately $162,288 cash.

     The following table sets forth with respect to each of the Executive Officers named in the "SUMMARY COMPENSATION TABLE" on page 13 (a) the number of shares received upon the exercise of any SARs during the 1995 fiscal year, (b) the aggregate dollar value realized upon the exercise of any SARs, (c) the total number of shares of Common Stock and any other securities underlying all outstanding, unexercised SARs held at the end of the 1995 fiscal year, separately identifying the exercisable and unexercisable SARs and (d) the aggregate dollar value of all such unexercised SARs that are in-the-money (i.e., when the fair market value of the underlying Common Stock exceeds the base price of any SARs) separately identifying the exercisable and unexercisable SARs. There were no options of the Company issued or outstanding during fiscal 1995.

                AGGREGATED SAR EXERCISES IN THE 1995 FISCAL YEAR
                                      AND
                           FISCAL YEAR-END SAR VALUES



                                                               Number of Securities        Value of Unexercised
                                                              Underlying Unexercised           In-the-Money
                            Number of                                SARs at                     SARs at
                           Securities                            Fiscal Year-End           Fiscal Year-End (1)
                           Underlying                         ---------------------        --------------------
                              SARs            Value                Exercisable/                Exercisable/
                          Exercised (2)    Realized (3)         Unexercisable (2)           Unexercisable (4)
Name                           (#)             ($)                     (#)                         ($)
- ---------------------------------------------------------------------------------------------------------------
George F. Pickett
Chairman of the Board and
Chief Executive Officer      70,000      $533,750  (5)       145,200/130,300  (6)        $24,975/$570,063  (7)
- ---------------------------------------------------------------------------------------------------------------
John W. Beiser
President and Secretary      60,000       397,500  (8)        90,200/127,200  (9)          5,025/ 556,500 (10)
- ---------------------------------------------------------------------------------------------------------------
Ronald V. Sapp
Vice President-Finance
and Treasurer                20,300       154,788 (11)         43,700/38,800 (12)          7,613/ 169,750 (13)

(1) The fair market value of Common Stock at the close of business on December 31, 1995, was $21.50 per share based on the closing price per share on the NASDAQ National Market System. Accordingly, some of the SARs reported in this table as exercisable were not in-the-money on that date and could not be exercised because the grant price of $36.75 is greater than the assumed exercise price and, accordingly, no appreciation would be realized. See footnotes (6), (9) and (12).

(2) The data reflected in this column indicates the number of shares of Common Stock underlying the SARs, which is equal to the actual number of SARs because the SARs are valued on a one-to-one basis. The value of such shares is used to determine the overall value of the SARs on the exercise date.

(3) The data reflected in this column indicates the value realized by the Executive Officers during 1995 from the exercise of the SARs. The footnotes in this column provide a breakdown of the number of shares of Common Stock (60% of the SARs' value) and the amount of cash (40% of the SARs' value) received due to the exercise of the SARs. The base price for all of the SARs reported in this column was $21.125.

(4) The data reflected in this column indicates the value of the SARs held at fiscal year end, which is calculated by multiplying (a) the number of SAR units by (b) the amount of appreciation in the market price of the Common Stock as of the end of the last trading day of the fiscal year (as compared to the SARs' base price).

(5) Consisting of 11,139 shares of Common Stock and approximately $213,504 cash.

(6) Of the exercisable SARs, (a) 66,600 have a base price of $21.125 and are exercisable during the period from July 22, 1993 through January 22, 1998, and (b) 78,600 have a base price of $36.75 and are exercisable during the period from August 2, 1994, through February 2, 1999. Of the unexercisable SARs, (a) 65,150 have a base price of $17.125 and are exercisable during the period from February 2, 1996, through February 2, 2000, and (b) 65,150 have a base price of $17.125 and are exercisable during the period from February 2, 1997, through February 2, 2000.

(7) Consisting of the following: (a) exercisable - 696 shares of Common Stock and approximately $10,011 cash and (b) unexercisable - 15,908 shares of Common Stock and approximately $228,041 cash.

(8) Consisting of 8,594 shares of Common Stock and approximately $159,017 cash.

(9) Of the exercisable SARs, (a) 13,400 have a base price of $21.125 and are exercisable during the period from July 22, 1993 through January 22, 1998, and (b) 76,800 have a base price of $36.75 and are exercisable during the period from August 2, 1994 through February 2, 1999. Of the unexercisable SARs, (a) 63,600 have a base price of $17.125 and are exercisable during the period from February 2, 1996, through February 2, 2000, and (b) 63,600 have a base price of $17.125 and are exercisable during the period from February 2, 1997, through February 2, 2000.

(10) Consisting of the following: (a) exercisable - 140 shares of Common Stock and approximately $2,015 cash and (b) unexercisable - 15,530 shares of Common Stock and approximately $222,605 cash.

(11) Consisting of 3,230 shares of Common Stock and approximately $61,925 cash.

(12) Of the exercisable SARs, (a) 20,300 have a base price of $21.125 and are exercisable during the period from July 22, 1993 through January 22, 1998, and (b) 23,400 have a base price of $36.75 and are exercisable during the period from August 2, 1994 through February 2, 1999. Of the unexercisable SARs, (a) 19,400 have a base price of $17.125 and are exercisable during the period from February 2, 1996, through February 2, 2000, and (b) 19,400 have a base price of $17.125 and are exercisable during the period from February 2, 1997, through February 2, 2000.

(13) Consisting of the following: (a) exercisable - 212 shares of Common Stock and approximately $3,055 cash and (b) unexercisable - 4,737 shares of Common Stock and approximately $67,905 cash.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

     Effective January 1, 1994, the compensation for each member of the Company's Board of Directors who is not also an officer or employee of the Company and its subsidiary has been set at $2,500 per quarter plus $1,000 for each meeting of the Board of Directors and $500 for each meeting of Committees that are attended. Previously, these amounts were $1,000 per quarter and $1,000 per day for Board meetings and Committee meetings. All members of the Board of Directors are reimbursed for their expenses associated with attendance at formal Board meetings. During fiscal 1995, Alan M. Voorhees also received additional compensation of $24,000 per year for consulting services rendered to the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In 1990, the Company entered into Founding Officer Agreements with each of the Senior Executive Officers pursuant to which severance compensation will be paid to each officer if his employment terminates within two (2) years after a "change in control." A "change in control" will be deemed to have occurred (a) if any single entity or group, other than Delta or a subsidiary thereof, acquires more than 25% of the Company's voting stock; (b) if Delta or a subsidiary thereof owns more than 50% of the Company's voting stock; (c) if the Company's Board of Directors approves any tender offer for the Company's voting stock; or (d) upon a change in a majority of the members of the Company's Board of Directors who were directors as of March 12, 1990 (or the successors of any such directors who resigned from the Board or declined to be the nominated to the Board). The severance compensation will generally equal two times the officer's accrued compensation for the preceding 12 months.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     Set forth below is a line-graph presentation comparing on an indexed basis for the five-year period (the "MEASUREMENT PERIOD") beginning at the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year (i.e., fiscal 1990) through and including the end of the Company's last completed fiscal year (i.e., December 31, 1995):

          (a) the yearly percentage change in the Company's cumulative, shareholder return on the Company's Common Stock, which was measured by dividing (i) the sum of (A) the cumulative amount of dividends during the five-year period (assuming daily dividend reinvestment) and (B) the difference between the share price of the Company's Common Stock at December 31, 1995, and at the beginning of the Measurement Period, by (ii) the share price at the beginning of the measurement period, with

          (b) the cumulative total return (assuming daily dividend reinvestment) of the NASDAQ Stock Market Index, and with

          (c) the cumulative total return (assuming daily dividend reinvestment) of the Media General Airline Index, an established market index which consists of the following companies (the returns for which have been market weighted annually, at the beginning of the year, within the group to produce returns for the group) Air Canada (Class A); Air Methods, Corp.; Airlease, Ltd.; Alaska Air Group, Inc.; America West Airline (Class B); AMR Corp.; Amtran, Inc.; Atlantic Coast Airlines; Atlantic Southeast Airlines, Inc.; Baltic International USA, Inc.; British Airways PLC ADR; CCAir, Inc.; CHC Helicopter Corp. (Class A); Comair Holdings, Inc.; Conquest Industries Corp.; Continental Airlines (Class B); Delta Air Lines, Inc.; Frontier Airlines, Inc.; Great Lakes Aviation, Ltd.; Hawaiian Airlines, Inc.; Japan Airlines, Ltd.; KLM Royal Dutch Airlines; Lynton Group, Inc.; Mesa Airlines, Inc.; Mesaba Holding, Inc.; Midwest Express Holdings; Northwest Airlines (Class A); Offshore Logistics, Inc.; Petroleum Helicopter, NV; PS Group, Inc.; Reno Air, Inc.; SkyWest, Inc.; Southwest Airlines, Co.; Tower Air, Inc.; Trans World Airlines; UAL Corp.; USAir Group, Inc.; ValuJet Airlines, Inc.; Vanguard Airlines, Inc.; Western Pacific Airlines World Airways, Inc.; and WorldCorp, Inc. (the "PEER GROUP"). The composition of the Peer Group has changed since the date of the Proxy Statement prepared in connection with the Annual Meeting of Shareholders of the Company held on May 24, 1995, solely as a result of a change in the Media General Airline Index by Media General. The Company had no prior knowledge of this change in the index.

                       ATLANTIC SOUTHEAST AIRLINES, INC.
                      Comparative Return to Shareholders


                                   [GRAPH]



                      INDEXED RETURNS OF INITIAL $100 INVESTMENT*

                                                      Last Day of Fiscal Year
                                            -------------------------------------------
Company/Index                         1990   1991     1992     1993     1994     1995
- ---------------------------------------------------------------------------------------
Atlantic Southeast Airlines, Inc.     $100  $250.49  $390.64  $617.24  $283.11  $398.46
Media General Airline Index           $100  $114.79  $ 87.18  $107.17  $102.73  $132.34
Nasdaq Stock Market Index             $100  $128.38  $129.64  $155.50  $163.26  $211.77

* Assumes $100 invested in the Company's Common Stock, the Media General Airline Index and the Nasdaq Stock Market Index, with dividend reinvestment, on December 29, 1990, the last trading day of fiscal 1990.



                     COMPARATIVE ANNUAL RETURN PERCENTAGE

                                                      Last Day of Fiscal Year
                                             ------------------------------------------
Company/Index                          1990    1991     1992     1993    1994     1995
- ---------------------------------------------------------------------------------------
Atlantic Southeast Airlines, Inc.       NA   150.49%   55.95%   58.01%  -54.13%   40.74%
Media General Airline Index             NA    14.79%  -24.05%   22.93%   -4.15%   28.82%
Nasdaq Stock Market Index               NA    28.38%    0.98%   19.95%    4.99%   29.71%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into certain transactions with companies that have business relationships with certain of its Directors, which relationships and transactions are described above under the caption "ELECTION OF DIRECTORS -- COMPENSATION COMMITTEE INTERLOCKS AND ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION DECISIONS" on page 6.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the ensuing fiscal year. Ernst & Young LLP has served as the Company's independent auditors since 1984. Representatives of Ernst & Young LLP are expected to be present at the 1996 Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

     The Company plans to hold its 1997 Annual Meeting of the Shareholders during the month of May. Any proposal of a Shareholder intended to be presented at the 1997 Annual Meeting of the Shareholders must be received by the Secretary of the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 18, 1996. Such proposals must meet the requirements of the regulations promulgated by the SEC to be eligible for inclusion in the Company's 1997 proxy materials.

ACTION ON OTHER MATTERS AT THE 1996 ANNUAL MEETING

     At this time, the Company does not know of any other matters to be presented for action at the 1996 Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORTS OF CHANGES IN BENEFICIAL OWNERSHIP

     The Company is required to identify any beneficial owner of more than 10% of the Company's Common Stock and any Director or Executive Officer who failed to file on a timely basis with the SEC any report on Form 3 (relating to beneficial ownership of Common Stock) or on Forms 4 or 5 (relating to changes in beneficial ownership of Common Stock). Based solely on a review of material furnished to the Company by such Directors, Executive Officers and more than 10% beneficial owners who are required to file reports on Forms 3, 4 and 5 with the SEC, no Director, Executive Officer or more than 10% beneficial owner was late filing reports on Form 3, 4 or 5.

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY
SPECIFICATIONS ON THE PROXY.

                                         BY ORDER OF THE BOARD OF DIRECTORS,

                                         /s/ John W. Beiser
                                         ------------------------
                                         JOHN W. BEISER
                                         Secretary

                                                                        EXHIBIT

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 1996

                      ATLANTIC SOUTHEAST AIRLINES, INC.

     The undersigned hereby appoints John W. Beiser and George F. Pickett, or either of them, as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Atlantic Southeast Airlines, Inc. held of record on April 5, 1996, at the Annual Meeting of the Shareholders to be held on Wednesday, May 22, 1996, at 11:00 A.M. at the Cobb Galleria Centre, Meeting Rooms 117-118, Two Galleria Parkway, Atlanta, Georgia, or any adjournment thereof.

               (Continued and to be signed on the reverse side)

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED.      Please mark
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR       your votes as
FIXING THE NUMBER OF DIRECTORS AT SEVEN AND FOR             indicated in  /X/
THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1.          this example



1. ELECTION OF SEVEN DIRECTORS  (INSTRUCTION: TO FIX THE NUMBER OF DIRECTORS
                                AT A NUMBER LESS THAN SEVEN, OR TO WITHHOLD
                                AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

   John W. Beiser, Julius P. Gwin, Jean A. Mori, Parker H. Petit,
       George F. Pickett, Alan M. Voorhees, Ralph W. Voorhees

FOR all nominees listed below                   WITHHOLD AUTHORITY
(except as marked to the contrary below)        for all nominees
                                                listed below

             / /                                        / /

2. In their discretion, the Proxies              I PLAN TO ATTEND / /
   are authorized to vote upon such
   other business as may come before
   the meeting or adjournment thereof.

                                                 The undersigned hereby
                                                 acknowledges receipt of the
                                                 Proxy Statement and Notice of
                                                 Annual Meeting to be held May
                                                 22, 1996.

                                                 Dated:                 , 1996
                                                       ----------------

                                                 -----------------------------
                                                                        (Seal)

                                                 -----------------------------
                                                                        (Seal)

                                                 (Please sign exactly as your
                                                 name appears hereon. If
                                                 shares are registered in more
                                                 than one name, each holder
                                                 should sign. When signing as
                                                 an attorney, administrator,
                                                 executor, guardian,
                                                 conservator, receiver or
                                                 trustee, please add your
                                                 title as such. If executed by
                                                 a corporation, the proxy
                                                 should be signed by a duly
                                                 authorized officer or agent.)

                                                 PLEASE SIGN, DATE AND PROMPTLY
                                                 RETURN THIS PROXY IN THE
                                                 ENCLOSED ENVELOPE. NO POSTAGE
                                                 IS REQUIRED IF MAILED IN THE
                                                 UNITED STATES.